FINAL-revised

Memorandum of Understanding

This Memorandum of Understanding ("MOU"), dated November , 2010, is entered into by and between Epicenter Oil and Gas, LLC ("Epicenter"), a Florida Limited Liability Company, Indigo-Energy, Inc. ("Indigo"), a Nevada Corporation, and Reef LLC ("Reef"), a Florida Limited Liability Company, and Dubois Wells Investment, LLC, a Florida Limited Liability Company ("Demetree"), Robert Turnage, an individual; Frank Finkbeiner, an individual, and Carr Miller Capital LLC ("CMC"), a Corporation, (collectively referred to as the "Parties" and individually, referred to as a "Party").

RECITALS

WHEREAS, Reef is the rightful owner of certain oil and gas leases located in Dubois County, Indiana;

WHEREAS, the Parties, either directly or through various affiliated entities have endeavored to develop and construct wells and related facilities in order to pursue the commercial exploitation of the oil and gas rights granted pursuant to such leases;

WHEREAS, the Parties acknowledge that certain of the Parties have incurred significant debt and obligations in connection with such endeavor and the continued financial viability of the endeavor is in jeopardy without additional capital and resources;

WHEREAS, the Parties desire to continue to work together in pursuing such endeavor subject to the terms and condition set forth herein.

NOW, THEREFORE, the Parties agree and acknowledge the following:

1- Reef represents that:

a. Reef is the rightful owner of the wells defined in the Assignment of Working Interest filed with the County of Dubois, State of Indiana on or about April 29, 2009 (the "Assignment of Working Interest"), a copy of which is attached as Exhibit "A" and specifically known as:

i. Kalb Oil & Gas Hub #1

ii. Kalb Oil & Gas Shaft #1

iii. Kalb Oil & Gas Shaft #2

iv. Kalb Oil & Gas #D-1

,

b. Reef is the owner of certain assets located on the Leased Property as described in Exhibit "B" and also known as the Dubois Gas Processing Facility ("Dubois Gas Processing Facility").

2- Indigo represents that it has participated in the drilling of four (4) wells on the Leases and:

a. It has expended approximately $2.6 million in drilling and completion costs on the wells (which amount does not take into account the significant costs incurred by Indigo in obtaining the financing to fund such costs).

b. It owes approximately $1.8 million in unpaid contractor and sub-contractor drilling related debt ("Accounts Payable"), a Schedule of which is attached as Exhibit "C", which, coupled with late charges, interest and potential legal fees may approach approximately $2 million.

c. Approximately $600,000 is anticipated for the completion of the four (4) wells on the Leases plus work on the Community #1 Well (collectively, the "Wells") and other field improvements. A detailed Dubois Field-Work Plan and Budget Summary has been prepared by Indigo management as to the use of these proceeds and the allocation by well and is attached as Exhibit "D".

d. Except as provided herein, there have been no liabilities or obligations incurred by it on behalf of Reef or in connection with the Wells, the Leased Properties or the Leases, or transfers of properties made or transactions or contracts entered into by them in connection with any of the foregoing, except those incurred or entered into in the ordinary normal course of business and fully disclosed to the Parties. Except as provided in Exhibit "E", there or no suits, actions, arbitration, or legal, administrative or other proceeding, or governmental investigation pending, or, to their knowledge, threatened, by or against Reef or in connection with the Wells, the Leased Properties or the Leases.

3- Epicenter, Turnage and Finkbeiner represent that:

a. Epicenter may be party to one or more agreement that purport to grant Epicenter an interest or interests in the Leases, the Wells, the Dubois Gas Processing Facility or Reef (the "Epicenter Interests");

b. Turnage is the owner of membership units in Reef which represents 12.57061% of the outstanding and issued membership units of Reef;

c. Pursuant to that certain Corrected Assignment of Oil, Gas and Mineral Leases dated May 24, 2004, Finkbeiner is the owner of a 2% ORRI (as defined herein) of the Leases;

d. Except as set forth in paragraphs 3.a, b. and c. above, neither Epicenter, Turnage or Finkbeiner, or any of their respective affiliated entities have any right, title or interest of any kind in the Leases, the Wells, the Dubois Gas Processing Facility or Reef;

e. The representation and disclosures set forth in that certain Disclosure Memorandum dated 9-6-10 from Bob Turnage and Frank Finkbeiner as supplemented by that certain Exceptions Memorandum dated 11-3-10 from Bob Turnage attached hereto as Exhibit "F" are true and correct.

f. Other than the Accounts Payable, there are no other debts or obligations owed to contractors, subcontractors, vendors in connection with the Leases, the Wells, the Dubois Gas Processing Facility or the operation of Reef;

g. Except as provided herein, there have been no liabilities or obligations incurred by any of them on behalf of Reef or in connection with the Wells, the Leased Properties or the Leases, or transfers of properties made or transactions or contracts entered into by them in connection with any of the foregoing, except those incurred or entered into in the ordinary normal course of business and fully disclosed to the Parties. Except as provided in Exhibits "E" and "F", there or no claims, liabilities, suits, actions, arbitration, or legal, administrative or other proceeding, or governmental investigation pending, or, to their knowledge, threatened, by or against Reef or in connection with the Wells, the Leased Properties or the Leases.

4- The Parties acknowledge and agree that:

a. That there have been mechanics liens filed on behalf of certain contractors and/or suppliers who provided goods and/or services during the drilling and completion of the four wells. These mechanics liens have been filed against the four wells, Indigo, Reef, CMC, Epicenter and Frank Finkbeiner and the leases comprising the spacing units of the four wells.

b. Reef is the lessee of a number of oil and gas leases (the "Leases") which contain approximately 2,500 acres more or less and collectively known as the Dubois Field ("Dubois Field" or the "Leased Property") and include the spacing units, more or less, of the four wells as required by the Indiana Department of Natural Resources, Division of Oil and Gas. Said leases are either "held by production" under the provisions of the leases, or are within their five year Primary Terms. The Leases are subject to a 12.5% Royalty Interest ("RI") and Over-Riding Royalty Interest ("ORRI") as outlined in paragraph 4.c. below RI and ORRI are paid as a percentage of the 100% of the gross revenue generated by the sale of natural gas and crude oil produced from wells located upon the lands covered by said leases.

c. The leases that comprise the spacing units of the four wells are subject to Over-Riding Royalty Interests ("ORRI") equal to an aggregate of 8.25% of 100% of gross revenue generated by the sale of natural gas and crude oil produced from wells located upon the lands covered by said leases. The holders and respective allocations of the 8.25% ORRI are as follows:

3.125% of 100% -- Pawnee Oil Corporation

1.5625% of 100% -- The Masson Family Trust

1.5625% of 100% -- The Bob Hanley Trust

2.00% of 100% -- Frank G. Finkbeiner (the "Finkbeiner ORRI").

5- Upon execution of this MOU, the Parties agree as follows:

a. The Assignment of Working Interest shall terminate.

b. Any and all interests Epicenter may have pursuant to the Epicenter Interests shall terminate;

c. Turnage shall transfer, assign and convey to Demetree 6.285305%% of the membership units of Reef and leaving Turnage with 6.285305%% of the membership units of Reef.

d. Finkbeiner shall transfer, assign and convey to Demetree 50% of the Finkbeiner ORRI equalling a 1% ORRI and leaving Finkbeiner with a 1% ORRI.

e. Promptly after execution of this MOU, the Parties shall cooperate with each other and their respective representatives in executing, delivering and filing of all documents and taking all necessary actions to effectuate the transactions contemplated by this paragraph 5.

6- Indigo and Demetree will cooperate to provide the funding of approximately $600,000 for completion efforts that are required to bring the Wells online and into production including work on the Community #1 well and field improvements as indentified in Phase One and Phase Two per the plan attached as "Exhibit D". In connection with such funding efforts, the Parties agree as follows:

a. Subject to the terms hereof, Demetree shall fund Phase One up to an amount equal to $216,800 (the "Phase One Funding") subject to the following conditions:

i. Indigo shall enter into a Promissory Note in favor of Demetree in the amount of $457,006 (which is equal to the agreed differential in investments to date between Indigo and Demetree plus the

contemplated Phase One Funding). The Promissory Note shall provide for interest on the principal balance at 8% and shall be secured by Indigo's WI (as defined below) in the Wells;

ii. All Phase One Funding shall be subject to approval by Demetree and shall be supported by such documentation as may be reasonably required by Demetree. Subject to such documentation, all such Phase One Funding shall be made by direct payment from Demetree to the applicable vendor or service provider unless otherwise agreed by the parties.

iii. Notwithstanding the foregoing, Demetree's obligation to provide any Phase One Funding shall be subject to the vendors comprising the Accounts Payable agreeing to settlement on the terms set forth herein and such other terms as may be reasonably agreed between such vendors, Indigo and Demetree. Notwithstanding the foregoing, in the event Demetree agrees to fund any of the Phase One Funding prior to such agreement with Vendors any such funding shall be subject to terms and conditions acceptable to Demetree.

iv. It is contemplated by Indigo and Demetree that funding for Phase Two and Phase Three shall be on a 50%-50% basis between Indigo and Demetree; provided, however, that nothing herein shall require that Indigo or Demetree provide any such funding and Indigo and Demetree must mutually agree to extend additional funding beyond Phase One.

b. Upon execution of this MOU, the working interest ("WI") on the Wells shall be allocated as follows:

i. Reef 25%

ii. Demetree 30.6%

iii. Indigo 44.4%.

c. The operating expenses of the Wells shall be payable from revenue generated by the WI of the Wells prior to any distribution to the WI holders. No drilling, completion or operating expenses shall be borne by the holders of RI or ORRI interest holders.

d. Promptly upon execution of this MOU, Indigo, Reef and Demetree shall cooperate in reviewing the organizational structure necessary to effectuate the transactions contemplated by this paragraph 5 including, but not limited to formation of a new limited liability entity.

e. Promptly after execution of this MOU, the Parties shall cooperate with each other and their respective representatives in executing, delivering and filing of all documents and taking all necessary actions to effectuate the transactions contemplated by this paragraph 6.

7- All Parties agree that a fundamental requirement will be to reach an agreement with the unpaid contractors and subcontractors in connection with the Accounts Payable and to pay current operating expenses of the Wells. In that regard, the Parties acknowledge that any such agreement will require that: (i) 100% of the WI revenue, net of operating expenses, plus (ii) the Finkbeiner ORRI will be utilized to pay: (a) outstanding Accounts Payable, beginning with the amounts owed to the holders of the mechanic's liens, as well as the cost of defending and satisfying any future liens that may be filed against the Leases and (b) the Demetree Note; provided that any amounts paid from such WI revenue in satisfaction of the Demetree Note shall be debited against subsequent WI revenue due to Indigo. It is not anticipated that WI revenue net of expenses and the Finkbeiner ORRI will be distributed to Indigo, Reef or Demetree (other than amounts due on the Demetree Note) prior to the satisfaction of substantially all of the outstanding debts incurred during the drilling and completion of the four wells. Subject to the terms of the operating agreement referenced below, Indigo shall be responsible for the receipt of all revenue and the accounting for and disbursement of the appropriate proceeds to all parties. This use of funds will not constitute any additional obligations between the Parties. It is estimated that this remaining debt including the Accounts Payable approximates \$1,800,000 to \$2,000,000. If it is required by crude oil or natural gas purchasers that the Finkbeiner's ORRI proceeds be paid only and directly to Finkbeiner, upon receipt of said proceeds, Finkbeiner agrees to remit the amounts of said proceeds to Indigo until such time as the Accounts Payable and the Demetree Note have been satisfied and paid in full. Indigo will provide monthly status report and a quarterly financial analysis requirement to Reef and Demetree.

8- Epicenter and its principals, Robert Turnage and Frank Finkbeiner will immediately withdraw from any active involvement in the Dubois Field and Dubois Gas Processing Facility, including but not limited to development, completion, and operations efforts on the Leases as well as settlement and litigation defense efforts regarding the payables and filings referenced in paragraph 2 and 3 above, except that Turnage shall make himself available to Indigo on a cost free basis for a maximum of 15 hours per month as reasonably directed by Indigo during the transition phase of operations throughout 2010. Notwithstanding this proviso, Turnage shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred by him with the prior approval of Indigo. In connection therewith, Turnage will present proper documentation detailing such expenses.

9- Epicenter, for good and valuable consideration, receipt of which is hereby acknowledged, shall execute appropriate documents to quitclaim and terminate

whatever rights, title and interest that it has, or may have, specifically including the Epicenter Interests and as described in paragraph 2 of this MOU.

10- Indigo shall, be the operator of the Wells, including responsibility for and management of the Dubois Gas Processing Facilities, as well as the selection of buyers of the crude oil and natural gas produced from the four wells. The costs associated with normal day to day operations shall be incurred at Indigo's discretion. All operations expenditures and costs shall be on an "actual cost basis". Promptly upon execution of this MOU, Indigo shall enter into an operating agreement, on terms and conditions generally in accordance with industry standards, which will fully define the duties and responsibilities of Indigo regarding operaton of the Wells. Any such operating agreement shall include reporting and accounting requirements reasonably satisfactory to Reef and Demetree.

11- As part of an agreement with the parties to the Akerman suit, CMC shall withdraw its countersuit filing against Epicenter and agrees to refrain from instigating any further actions against Epicenter, Robert Turnage or Frank Finkbeiner for any prior acts provided there are no liabilities or claims that were known to exist and not previously disclosed as of this agreement date.

12- Promptly upon execution of this MOU (and in no event later than 7 days from the date hereof, the parties shall negotiate and execute one or more separate hold harmless and release agreements that shall generally provide as follows:

a. Reef and Indigo will hold harmless Epicenter, Turnage and Finkbeiner from any claims arising out of operation of the Wells after execution of the MOU (or the effective date of their relinquishing control of the operations, as applicable).

b. Reef, Indigo and CMC will hold harmless Epicenter, Turnage and Finkbeiner from any lawsuits, liens, claims of any kind and manner filed in conjunction with Dubois Field operations, past or future provided, that the hold harmless shall not apply to any such liability that was not fully disclosed in accordance with this Agreement or for any claims arising out of a breach of any representation, covenant or condition contained herein

c. Epicenter, Turnage and Finkbeiner will cooperate in any pending litigation and allow Indigo/Reef to file answers to the complaints (in their sole discretion) except in instances when Turnage and/or Finkbeiner are personally ordered by a court of law to respond for themselves and/or Epicenter.

d. Epicenter, Turnage and Finkbeiner will release Demetree (and affiliated parties) from any claims or liabilities related to or arising out of the operation of Reef or Demetree's investment or conduct in connection with the foregoing prior to the date hereof provided, that the release shall not

apply to any such liability for any claims arising out of a breach of any representation, covenant or condition contained herein.

e. Demetree (and affiliated parties) will release Epicenter, Turnage and Finkbeiner from any claims or liabilites related to or arising out of the operation of Reef or Demetree's investment or conduct in connection with the foregoing prior to the date hereof provided, that the release shall not apply to any such liability that was not fully disclosed in accordance with this Agreement or for any claims arising out of a breach of any representation, covenant or condition contained herein.

Notwithstanding anything herein to the contrary, the transfer by Turnage of his interest in Reef to Demetree as contemplated by paragraph5.c. and the transfer by Finkbeiner of the 1% ORRI as contemplated by paragraph 5.d. shall occur simultaneously with the execution of the agreements contemplated by this paragraph 12.

13- Indigo and Reef will collectively contact all Account Payable vendors, and lien holders and notify them that Indigo has taken over operational control of the Dubois Field and Dubois Gas Processing Facility and that all communication regarding collections and payments should henceforth be directed to Indigo. This includes the amounts owed to Scientific Drilling for work on the Leases which are currently the subject of a lawsuit against Epicenter. Notwithstanding anything herein to the contrary, any agreement reached with any such vendors shall be subject to the review and approval of Reef and Demetree.

14- Simultaneously with Epicenter's execution of appropriate documents to quitclaim and terminate Epicenter's Interest and execution by Epicenter, Turnage and Finkbeiner of all documents contemplated by this MOU, Indigo and CMC shall execute appropriate documents to forgive and release all debts, loans, promissory notes, or other financial obligations owed to Indigo and CMC by Epicenter, Robert Turnage or Frank Finkbeiner.

15- Indigo shall assume responsibility for responding to the violations filed by the Indiana Department of Natural Resources against Reef as they relate to the Leases. In connection therewith, Turnage shall make himself available to assist on such matters on an as needed basis not to exceed 15 hours per month during the transition phase of operations throughout 2010 as stated in paragraph 8 above.

16- As the transfer of "Operator' status moves to Indigo, Reef and Epicenter shall execute in a timely manner whatever documents may be required to transfer bonds, permits, compliance notifications and ownership of the bond deposits as paid for by Indigo, and similar documents as required. Subject to Indigo's performance of its obligations as Operator pursuant the operating agreement agreement contemplated by this MOU, it is the intent of Indigo, Reef and Demetree that the Operator status conferred upon Indigo shall remain in full force and effect until all of Accounts Payable and other mutually agreed notes, liens, drilling related accounts payable and related obligations are satisfied. This

agreement by Indigo as the Operator is inclusive of the Dubois Gas Processing Facility and the Dubois Field but does not prevent Reef from developing the rest of its property should Indigo be unable or unwilling to move forward, or should Indigo encounter a change of control and the new controlling interest be unwilling or unable to move forward. Nothing herein shall be construed to grant to Indigo any rights or interest in development of any of the Leased Property other than the Wells as contemplated by this MOU.

17- As long as any obligation under 2.b. above remains, Indigo shall neither sell or otherwise dispose of a majority of its stock or assets, merge, consolidate, reorganize nor sell or otherwise dispose of a majority of its interest in the Dubois Field, without the expressed written permission and consent of Reef and Demetree, which consent shall not be unreasonably withheld.

18- Any and all agreements or contracts, by and between Indigo, CMC, Depocenter Oil and Gas, Rivers West Energy, Robert R. Turnage, and Frank G. Finkbeiner, whether verbal, in writing or implied will be terminated and be deemed void and of no further force and effect. The Parties acknowledge and agree that it is their intent that, upon execution of this MOU, any interest of Epicenter, Turnage and Finkbeiner in the Leases, the Wells, the Dubois Gas Processing Facility or Reef shall immediately terminate except for Turnage's continued ownership of 6.285305%% of the membership units of Reef and Finkbeiner's remaining 1% ORRI as specifically provided herein.

19- The Parties shall cooperate and use all reasonable efforts to maintain the Leases in full force and effect. Each Party agrees that for as long as the Leases are in effect, such Party shall not, directly or indirectly, (i) solicit, or make any effort, to solicit, or to induce, or attempt to induce, any of the lessors of the Leases to terminate any Lease; or (b) otherwise interfere with the Leases or the business relationships contemplated by such Leases.

20- The contents of this MOU are confidential and not to be shared with any third party, disseminated or published in any manner without unanimous consent of the parties hereto other than what is required in the normal course of business and disclosure as mandated by the SEC, IRS, and other governmental reporting agencies in order for Indigo to stay in compliance with its public filing requirements imposed by its status as a publicly traded company or as ordered by a court of law.

21- This MOU may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together constitutes one instrument. Any true copy of this MOU, including any fully executed facsimile or electronic copy, shall be deemed to constitute an original.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this MOU to be binding and effective on this _______ day of November, 2010.

Indigo-Energy, Inc.

By: ___________________________

Title:___________________________

Epicenter Oil & Gas, LLC

By: ___________________________

Title:___________________________

Reef, LLC

By: ___________________________

Title:___________________________

Carr Miller Capital LLC

By:___________________________

Title:___________________________

Robert Turnage

By: _______________________________

Frank Finkbeiner

By:___________________________

Dubois Wells Investment, LLC

By: ___________________________

Title:___________________________